Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into as of August 10, 2017 (the “Effective Date”) by and among The Pyramid Peak Foundation (“Pyramid”), J.R. Hyde, III (“Hyde” and, together with Pyramid, the “Lenders”), and GTx, Inc., a Delaware corporation (“Borrower”).  The parties agree as follows:

1. Loans.  Lenders will make extensions of credit for Borrower’s benefit (collectively, “Loans”), and Borrower promises to pay Lenders the amount of all loans and other debts, principal and other amounts borrower owes Lenders now or later (collectively, “Obligations”) pursuant to the terms and conditions of this agreement and as set forth below.

1.1                   Availability.  So long as no Event of Default (as defined below) has occurred and is continuing, from and after the date hereof and through and including May 10, 2018 (the “Maturity Date”), the Lenders shall make available to Borrower for borrowings by Borrower from time to time a principal amount of Fifteen Million Dollars ($15,000,000) less the aggregate principal amount of the Advances outstanding on the date hereof (each, an “Advance”).  Advances may be repaid and, prior to the Maturity Date (as defined below), reborrowed, subject to the applicable terms and conditions precedent herein.  Subject to the terms and conditions set forth herein, each Lender severally agrees to (a) make Advances in amounts not exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000) and (b) fund each Advance in equal (50%) amounts.

1.2                   Principal Repayment.  The outstanding principal amount of each Advance together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

1.3                   Interest Rate.  Borrower further promises to pay interest on the outstanding principal amount of each Advance from the date thereof until payment in full, which interest shall be payable at a rate equal 8% per annum. Interest shall be due and payable on the Maturity Date, commencing on the first day of the calendar quarter following the calendar quarter in which an Advance is made, and shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed.

1.4                   Place of Payment.  All amounts payable hereunder shall be payable in lawful money of the United States of America at the office of the Borrower, 175 Toyota Plaza, 7th Floor, Memphis TN, 38103, unless another place of payment shall be specified in writing by each Lender.

1.5                   Advance Requests; Evidence of Debt.  Whenever Borrower desires an Advance hereunder, Borrower shall notify each Lender by facsimile with a transmission confirmation or by electronic mail as long as a read receipt is requested and received no later than 4:00 p.m. central time, seven (7) calendar days (or such shorter time as the Lenders may agree in writing) prior to the date on which the Advance is requested to be made.  The Lenders hereby request, and Borrower agrees to deliver on the date hereof, a promissory note in the form of Exhibit A hereto as evidence of the Loans hereunder (each a “Note” and together, the “Notes”.  At the time of any Advance (or at the time of receipt of any payment of principal), each Lender shall make or cause to be made, an appropriate notation on its respective Note reflecting the amount of such Advance (or the amount of such payment). The outstanding amount of the Note shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on such Note when due.

1.6                   Application of Payments; Prepayment.  Payment on the Advances shall be applied first to accrued interest, and thereafter to the outstanding principal balance thereof.  Advances may be prepaid in whole in in part without penalty or premium.  Any amount repaid pursuant to this Section 1.6 may be reborrowed subject to Section 1.5 hereof.  Any partial prepayment made pursuant to this Section 1.6 shall be applied to interest first and then to principal, and shall be applied to the oldest outstanding Advance first. At the time of any prepayment of principal hereunder, Borrower shall also pay all accrued and unpaid interest on the amount prepaid through the date of prepayment.

1.7                   Default Rate.  Upon the occurrence and during the continuance of an Event of Default (as defined below), which Event of Default is not remedied by the Borrower or waived by both Lenders within five (5) days after the receipt by Borrower of notice from any Lender of such Event of Default, overdue and unpaid amounts under this Agreement shall bear interest at a rate per annum equal to seven percent (7.0%) above the rate that is otherwise applicable thereto unless each Lender otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the this Agreement but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 1.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.

2. Representations, Warranties and Covenants of Borrower.  Borrower represents, warrants and covenants to Lenders as follows, as of the Effective Date and with respect to covenants, for so long as this Agreement is in effect or any Obligations remain outstanding:

2.1       Corporate Existence.  Borrower has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Borrower and the consummation by the Borrower of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.2       Consents.  No consent, approval, authorization, order, license, registration or qualification of or with any Governmental Entity is required for the execution and delivery by the Borrower of this Agreement or the transactions contemplated hereby, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications as have been obtained, or which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the ability of the Borrower to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis. As used in this Agreement, the term “Governmental Entity” means any agency, bureau, commission, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise (including, without limitation, a self-regulatory organization or stock exchange); (ii) federal, state or local; or (iii) domestic or foreign.

2.3       No Conflicts. The execution and delivery by the Borrower of this Agreement, the performance by the Borrower of its obligations hereunder, and the consummation by the Borrower of the transactions contemplated hereby, will not conflict with or result in a breach or violation of (i) any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower or any of its subsidiaries is a party or by which the Borrower or any of its subsidiaries is bound or to which any of their property or assets is subject or (ii) any applicable law or statute or any order, rule or regulation of any Governmental Entity having jurisdiction over the Borrower or any of its subsidiaries or any of their respective properties, except for in the case of either clause (i) or (ii) such conflicts, breaches or violations that would not prevent or delay the consummation of the transactions contemplated by this Agreement or that would not be reasonably expected to have a material adverse effect on the Borrower, nor will any such action result in any violation of the provisions of the organizational documents of the Borrower.

3. Term. This Agreement shall continue in effect until the earlier of (a) the Maturity Date or (b) the date of a Qualified Financing (as defined below) resulting in an amount of gross proceeds equal to or greater than Fifteen Million Dollars ($15,000,000) (the “Termination Date”).  On the Termination Date or on any earlier effective date of termination of this Agreement, the Loans shall terminate, and Borrower shall pay in cash all Obligations in full, whether or not such Obligations are otherwise then due and payable.  No termination shall relieve Borrower of any obligation to Lenders, until all of the Obligations have been paid and performed in full.

4. Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) Borrower fails to pay when due any Loan or other monetary Obligation within five Business Days after the due date (during which time no additional Loans shall be made by Lenders); (ii) Borrower fails to perform any obligation (other than payment of any Loan or other Obligations or covenant hereunder, which, if such default can be reasonably cured, is not cured within ten days after the date due (or a later date, as approved in writing by Lenders); (iii) any representation, or written statement given to Lenders by or on behalf of Borrower, now or in the future, is untrue or misleading in a material respect; (iv) the dissolution, winding up, or insolvency of Borrower or (v) the appointment of a receiver, trustee or custodian, for all or part of the property of, assignment for the benefit of creditors by, or commencement of any proceeding by or against, Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect.

5. Rights and Remedies.  If an Event of Default occurs and continues, Lenders may, without notice or demand do any or all of the following: (i) accelerate and declare all of the Loans and other Obligations to be immediately due and payable (but if an Event of Default described in Sections 4(iv) or 4(v) occurs, all Obligations are immediately due and payable without any action by Lenders); (ii) stop advancing money or extending credit for Borrower’s benefit under this Agreement; and/or (iii) exercise any other rights and remedies permitted by applicable law.  All of Lenders’ rights and remedies under this Agreement or any other agreement between Lenders and Borrower are cumulative.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which Borrower is liable.

6. Covenant to Invest.  Upon a bona-fide sale of equity interests in the Borrower (a “Qualified Financing”) resulting in gross proceeds equal to or greater than Fifteen Million Dollars $(15,000,000), each Lender agrees to participate in such Qualified Financing in an amount up to their then outstanding Obligations.

7. General.

7.1                   No Waivers; Amendments.  The failure of each Lender at any time to require Borrower to comply strictly with any of the provisions of this Agreement shall not waive any Lender’s right to later demand and receive strict compliance.  Any waiver of a default shall not waive any other default.  None of the provisions of this Agreement may be waived except by a specific written waiver signed by the affected Lender(s) and delivered to Borrower.  The provisions of this Agreement may not be amended except in a writing signed by Borrower and both Lenders.

7.2                   Expenses; Attorneys’ Fees. Borrower shall reimburse Lenders for all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing this Agreement and the other loan documents with Lenders (including appeals or insolvency proceedings) (collectively, “Expenses”).  If, subject to the foregoing, any Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing party.

7.3                   Binding Effect; Assignment.  This Agreement is binding upon and for the benefit of the successors and permitted assignees of each party. Borrower may not assign any rights under this Agreement without both Lenders’ prior written consent.

7.4                   Notices.  All notices by any party required or permitted under this Agreement or any other related agreement must be in writing and be personally delivered or sent by overnight delivery, certified mail (postage prepaid and return receipt requested), or facsimile to the addresses and numbers below.

7.5                   Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law.

7.6                   Other. If any provision hereof is unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement (including schedules hereto) and any other written agreements and, documents executed in connection herewith are the complete agreement between Borrower and Lenders and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated herein.  This Agreement may be executed in one or more counterparts, all of which when taken together will constitute one agreement.

8.  Mutual Waiver of Jury Trial.  BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date initially set forth above.

BORROWER:

GTX, INC.

By:	/s/ Marc S. Hanover
Name:	Marc S. Hanover
Title:	Chief Executive Officer

Address:  175 Toyota Plaza, 7th Floor

Memphis, TN 38103

Attn:  Chief Legal officer and Secretary

Facsimile: 901-271-8670

LENDERS:

The Pyramid Peak Foundation

By:	/s/ Andy McCarroll
Name:	Andy McCarroll
Title:	Secretary

Address:	6410 Poplar Ave. Ste. 710
Memphis, TN 38119

J.R. Hyde, III

Signature:	/s/ J.R. Hyde, III

Address:	17 West Pontotoc Ave, Suite 100
Memphis, TN 38103

EXHIBIT A

FORM OF NOTE

FOR VALUE RECEIVED, GTX, INC., a Delaware corporation (“Borrower”), promises to pay [•], (“Payee”) or its registered assigns, on or before May 10, 2018, the lesser of (a) seven million five hundred thousand ($7,500,000.00) and (b) the unpaid principal amount of all Advances made by Payee to Borrower as Loans under the Loan Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates set forth in the Loan Agreement, dated as of August 10, 2017 (as may be amended, supplemented or otherwise modified, the “Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BORROWER, as Borrower and the Lenders party thereto.

This Note is one of the Notes issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds as set forth in Section 1.4 of the Loan Agreement.  Borrower and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to prepayment at the option of Borrower as provided in the Loan Agreement.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder (except as expressly provided in the Loan Agreement).

[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

GTX, INC.

By:
Name:	Marc S. Hanover
Title:	Chief Executive Officer

PRINCIPAL BORROWINGS SCHEDULE

DATE	AMOUNT OF LOAN MADE THIS DATE	AMOUNT OF PRINCIPAL PAID THIS DATE	OUTSTANDING PRINCIPAL BALANCE THIS DATE	NOTATION MADE BY